Exhibit 99.1

For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports Third Quarter Results
8.8% Comparable Store Sales Growth Helps Drive 5.3% Operating Margin and $0.38 in Diluted Earnings per Share; Two-Year Identical Store Sales Growth Accelerates to 4.6%; Company Raises Outlook for Fiscal Year 2010
and Provides Initial Outlook for Fiscal Year 2011

August 3, 2010.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week third quarter ended July 4, 2010.  Sales increased 15% to $2.2 billion.  Comparable store sales increased 8.8%, or 6.3% on a two-year stacked basis.  Identical store sales, excluding three relocations, increased 8.4%, or 4.6% on a two-year stacked basis.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 27% to $179.8 million from $141.4 million last year.  Income available to common shareholders increased 88% to $65.7 million from $35.0 million last year, and diluted earnings per share increased 53% to $0.38.  Results included relocation, store closure and lease termination costs of $0.7 million versus $18.2 million in the prior year.

“We are pleased with our results which compare very favorably to most other food retailers and show we are continuing to gain market share.  Our identical store sales increased 8.4%, accelerating from the second quarter and our highest increase since 2006.  Despite tougher comparisons and the recent dip in reported consumer confidence, our two-year stacked identical store sales also sequentially increased to 4.6%,” said John Mackey, co-chief executive officer and co-founder of Whole Foods Market.  “Today we are also very excited to announce six new leases.  We have eight leases in negotiation and expect an accelerated pace of lease signings to translate into a higher number of new store openings starting in 2012.”

The Company’s comparable and identical store sales results for the last five quarters, first four weeks of the fourth quarter, and year to date through August 1, 2010 are shown in the following table.

						QTD	YTD
	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10	2010

Sales growth	2.0%	2.3%	7.0%	13.4%	15.2%	13.8%	11.6%

Comparable store sales growth	-2.5%	-0.9%	3.5%	8.7%	8.8%	7.7%	6.7%
Excluding foreign currency	-2.0%	-0.7%	3.2%	8.2%	8.6%	7.6%	6.4%
Two-year comps (sum of two years)	0.1%	-0.6%	-0.5%	3.9%	6.3%	6.6%	3.2%
Excluding foreign currency	0.5%	-0.2%	-0.2%	4.1%	6.6%	6.9%	3.5%

Identical store sales growth	-3.8%	-2.3%	2.5%	7.7%	8.4%	7.7%	6.0%
Excluding foreign currency	-3.3%	-2.0%	2.2%	7.3%	8.2%	7.6%	5.7%
Two-year idents (sum of two years)	-1.9%	-2.8%	-2.4%	1.9%	4.6%	5.0%	1.3%
Sequential basis point change	(115)	(90)	34	432	272
Excluding foreign currency	-1.5%	-2.4%	-2.0%	2.2%	4.9%	5.3%	1.7%

During the quarter, the Company produced $117.9 million in cash flow from operations and invested $52.7 million in capital expenditures, of which $32.4 million related to new stores.  This resulted in free cash flow of $65.2 million.  The Company also repaid the $210 million portion of its $700 million term loan that was not subject to an interest rate swap agreement, leaving $490 million outstanding and maturing in August 2012.  Total cash and cash equivalents, restricted cash, and investments were $575.2 million, and total debt was $513.6 million.  Currently, the Company has $341.1 million available on its credit line, net of $8.9 million in outstanding letters of credit.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

For the 40-week period ended July 4, 2010, sales increased 11% to $6.9 billion.  Comparable store sales increased 6.7%, or 2.9% on a two-year stacked basis, and identical store sales (excluding five relocations and two major expansions) increased 5.9%, or 1.0% on a two-year stacked basis.  EBITDA increased 31% to $548.1 million, income available to common shareholders increased 103% to $182.9 million, and diluted earnings per share increased 71% to $1.10.  Year-to-date results included LIFO credits of $6.5 million versus $2.2 million in the prior year, asset impairment charges of $2.0 million versus $22.2 million in the prior year, FTC-related legal costs of $3.0 million versus $14.2 million in the prior year, a gain of $3.2 million from the sale of a non-operating property, and store closure reserve adjustments of $7.6 million versus $13.5 million in the prior year.

Year to date, the Company has produced $460.9 million in cash flow from operations and invested $199.8 million in capital expenditures, resulting in free cash flow of $261.2 million.

Selected line items for the Company’s last five fiscal quarters are shown in the following table.

	3Q09	4Q09	1Q10	2Q10	3Q10

Gross profit	35.2%	34.2%	34.3%	35.3%	35.1%
Gross profit excluding LIFO	34.8%	34.0%	34.3%	35.1%	35.0%
YOY basis point change	33	46	84	37	13

Direct store expenses	26.6%	26.9%	26.6%	26.2%	26.2%

Store contribution	8.5%	7.3%	7.7%	9.1%	8.9%
Store contribution excluding LIFO	8.2%	7.2%	7.7%	8.9%	8.8%

G&A expenses excluding FTC legal costs	2.8%	2.8%	2.8%	2.9%	3.1%

For the quarter, LIFO credits were $3.7 million versus $5.8 million in the prior year, a negative impact of 14 basis points.  Excluding LIFO, gross profit increased 13 basis points to 35.0% of sales with an improvement in occupancy costs more than offsetting higher cost of goods sold as a percentage of sales.  Direct store expenses improved 39 basis points to 26.2% of sales driven by leverage in depreciation, wages, healthcare and workers’ compensation expense as a percentage of sales.  As a result, store contribution, excluding LIFO, improved 52 basis points to 8.8% of sales.

For stores in the identical store base, excluding LIFO, gross profit improved 34 basis points to 35.2% of sales, direct store expenses improved 63 basis points to 26.0% of sales, and store contribution improved 97 basis points to 9.2% of sales.

G&A expenses, excluding FTC-related legal costs, increased 30 basis points to 3.1% of sales.  FTC-related legal costs were $1.4 million versus $0.4 million in the prior year, and share-based compensation expense was $4.0 million versus $1.2 million in the prior year.

Pre-opening expenses were $8.7 million versus $10.8 million in the prior year.

Relocation, store closure and lease termination expense was $0.7 million versus $18.2 million in the prior year.  Results included a credit adjustment of $0.8 million versus a charge of $9.7 million in the prior year to the store closure reserve primarily related to changes in certain sub-tenant income estimates driven by the outlook for the commercial real estate market.  The prior year also included $6.7 million in non-cash asset impairment charges primarily related to the potential sale of certain operating stores under the FTC settlement agreement.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC[1]	Stores	Size	Square Feet

Over 11 years old (15.6 years old, s.f. weighted)	6.0%	86%	109	27,100	2,953,400
Between eight and 11 years old	7.3%	62%	53	34,000	1,800,000
Between five and eight years old	7.0%	52%	46	38,500	1,771,300
Between two and five years old	12.0%	13%	52	53,900	2,800,900
Less than two years old (including three relocations)	21.7%	6%	20	53,100	1,062,800

All comparable stores (8.3 years old, s.f. weighted)	8.8%	36%	280	37,100	10,388,500
All stores (7.6 years old, s.f. weighted)		31%	298	37,500	11,184,000

1Reflects store-level capital and net operating profit after taxes (“NOPAT”), including pre-opening expense

Growth and Development
The Company opened six stores, acquired two stores, and divested two stores related to the FTC settlement agreement in the third quarter.  The Company currently has 298 stores totaling approximately 11.2 million square feet.  The Company expects to open one store in the fourth quarter.

Since the Company’s second quarter earnings release, the Company has terminated leases for two stores in development averaging 45,800 square feet each and reduced the size of one store in development by 10,000 square feet.  The Company also recently signed six new leases averaging 33,900 square feet each in San Francisco, CA; Boise, ID; Minneapolis, MN; Austin, TX (two sites); and Washington, D.C. for stores currently scheduled to open in fiscal year 2012 and beyond.

The following table provides additional information about the Company’s store openings in fiscal years 2009 and 2010 year to date, leases currently tendered but unopened, and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2014.  For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY09	FY10	Tendered	Signed

Number of stores (including relocations)	15	15	11	48
Number of relocations	6	0	2	10
Number of lease acquisitions,
ground leases and owned properties	4	0	4	4
New markets	1	4	1	5
Average store size (gross square feet)	53,500	42,300	40,000	41,600
Total square footage	801,800	634,800	439,800	2,045,500
Average tender period in months	12.6	11.0
Average pre-opening expense per store (incl. rent)	$3.0 mil	$2.3 mil
Average pre-opening rent per store	$1.3 mil	$1.1 mil

FTC Update
On March 6, 2009, Whole Foods Market reached a settlement agreement with the FTC resolving the antitrust challenge to its merger with Wild Oats Markets, Inc.  The agreement called for 19 non-operating stores, 12 acquired Wild Oats stores, one Whole Foods Market store, and the intellectual property (“IP”) currently in operation to be offered for sale.  On June 18, 2010, the FTC approved the sale of two operating stores, one non-operating store, and the IP.  These transactions were completed during the third quarter.  All other stores remain the property of Whole Foods Market without further obligation to the FTC.

Outlook for Fiscal Years 2010 and 2011
The following table provides additional information on the Company’s year-to-date results and expectations for the fourth quarter and fiscal year 2010.   While the uncertain economic outlook makes it difficult to predict future sales results, the Company also is providing its preliminary expectations for fiscal year 2011.  The Company expects to update this guidance in its fourth quarter earnings announcement in early November.

	1Q-3Q10(A)	4Q10(E)	FY10(E)	FY11(E)

Sales growth	11.4%	12.8% - 13.8%	11.7% - 11.9%	10% - 13%
Comparable store sales growth	6.7%	6.5% - 7.5%	6.6% - 6.8%	5% - 7%
Two-year comps	2.9%	5.6% - 6.6%	3.5% - 3.7%	11.6% - 13.8%
Identical store sales growth	5.9%	6.5% - 7.5%	6.0% - 6.2%	4.5% - 6.5%
Two-year idents	1.0%	4.2% - 5.2%	1.7% - 1.9%	10.6% - 12.7%

G&A excluding FTC-related legal costs	2.9%	3.2%	3.0%	3.0%
Pre-opening and relocation costs	$43.6 mil	$8.0 - $9.5 mil	$51 - $53 mil	$55 - $60 mil
Operating margin	4.9%	4.1% - 4.2%	4.7%	4.8%
EBITDA	$548.1 mil	$150 - $154 mil	$698 - $702 mil	$775 - $790 mil
Net interest expense	$20.5 mil	$4 - $6 mil	$25 - $27 mil	$4 - $6 mil
Diluted EPS	$1.10	$0.27 - $0.29	$1.37 - $1.39	$1.59 - $1.64
YOY % change at midpoint	a	a	a	17%
Capital expenditures	$199.8 mil	$50 - $60 mil	$250 - $260 mil	$350 - $400 mil

“We are projecting steady sales growth for next year and are committed to delivering incremental operating margin improvement as well as earnings growth in excess of sales growth,” said Walter Robb, co-chief executive officer of Whole Foods Market.  “We believe this guidance appropriately reflects a tempering of our enthusiasm over current sales growth trends with conservatism due to the competitive environment and the economy.”

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The low end of the Company’s sales guidance for the fourth quarter assumes a deceleration in identical store sales growth on a two-year basis from the 5.0% two-year idents the Company produced in the first four weeks of the fourth quarter.  The high end assumes slight momentum in two-year identical store sales throughout the remainder of the quarter.

For fiscal year 2011, the Company does not expect to generate the same year-over-year basis point improvement in gross profit as a percentage of sales, excluding LIFO, that is expected this year, as the Company has cycled over the shift in its pricing strategy that occurred in the first half of last year.  In addition, the Company is committed to maintaining its relative price positioning which might require a higher level of price investments going forward if favorable buying opportunities are not available to the same extent they have been in the past.

The Company estimates a $21 million decrease in interest expense year over year in fiscal year 2011.  The Company repaid $210 million of its term loan in the third quarter, and the five-year interest rate swap agreement on the remaining $490 million expires on October 1, 2010.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 48 stores in its current development pipeline.  The following table provides information about the Company’s estimated store openings through 2014 based on this pipeline.  These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

	Total		Average Square	Ending Square	Ending Square
	Openings	Relocations	Feet per Store	Footage[1]	Footage Growth

FY10 remaining stores in development	1	0	48,300	11,232,300	6.3%
FY11 stores in development	17	6	39,500	11,755,900	4.7%
FY12 stores in development	19	0	40,400	12,523,100	6.5%
FY13 stores in development	9	4	46,800	12,783,600	2.1%
FY14 stores in development	2	0	44,500	12,872,600	0.7%
Total	48	10	41,600

1 Reflects year-to-date openings/closures in fiscal year 2010 and three expansions in development in fiscal year 2011

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America’s first national certified organic grocer.  In fiscal year 2009, the Company had sales of approximately $8.0 billion and currently has 298 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs approximately 57,000 Team Members and has been ranked for 13 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 27, 2009.  Whole Foods Market undertakes no obligation to update forward-looking statements.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Forty weeks ended
	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009
Sales	$2,163,181	$1,878,338	$6,908,400	$6,202,391
Cost of goods sold and occupancy costs	1,402,847	1,218,029	4,499,421	4,074,047
Gross profit	760,334	660,309	2,408,979	2,128,344
Direct store expenses	567,191	499,830	1,821,702	1,654,196
Store contribution	193,143	160,479	587,277	474,148
General and administrative expenses	68,153	52,592	206,629	192,024
Operating income before pre-opening and store closure	124,990	107,887	380,648	282,124
Pre-opening expenses	8,692	10,763	33,137	38,616
Relocation, store closure and lease termination costs	728	18,209	10,452	27,937
Operating income	115,570	78,915	337,059	215,571
Interest expense	(7,421)	(7,688)	(25,757)	(28,964)
Investment and other income	1,543	1,326	5,236	2,528
Income before income taxes	109,692	72,553	316,538	189,135
Provision for income taxes	43,963	29,746	128,203	78,741
Net income	65,729	42,807	188,335	110,394
Preferred stock dividends	-	7,839	5,478	20,306
Income available to common shareholders	$65,729	$34,968	$182,857	$90,088

Basic earnings per share	$0.38	$0.25	$1.11	$0.64
Weighted average shares outstanding	171,653	140,439	164,529	140,385

Diluted earnings per share	$0.38	$0.25	$1.10	$0.64
Weighted average shares outstanding, diluted basis	172,601	140,439	171,395	140,385

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	Twelve weeks ended		Forty weeks ended
	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009
Income available to common shareholders
(numerator for basic earnings per share)	$65,729	$34,968	$182,857	$90,088
Effect of redeemable preferred stock	-	-	5,478	-
Adjusted net income (numerator for diluted earnings per share)	$65,729	$34,968	$188,335	$90,088
Weighted average common shares outstanding
(denominator for basic earnings per share)	171,653	140,439	164,529	140,385
Potential common shares outstanding:
Assumed conversion of redeemable preferred stock	-	-	6,176	-
Incremental shares from assumed exercise of stock options	948	-	690	-
Weighted average common shares outstanding and
potential additional common shares outstanding
(denominator for diluted earnings per share)	172,601	140,439	171,395	140,385

Basic earnings per share	$0.38	$0.25	$1.11	$0.64
Diluted earnings per share	$0.38	$0.25	$1.10	$0.64

Whole Foods Market, Inc.
550 Bowie St. Austin, TX 78703
512.477.4455 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
July 4, 2010 and September 27, 2009
(In thousands)

Assets	2010	2009
Current assets:
Cash and cash equivalents	$136,144	$430,130
Short-term investments - available-for-sale securities	294,926	-
Restricted cash	86,814	71,023
Accounts receivable	122,421	104,731
Merchandise inventories	333,554	310,602
Prepaid expenses and other current assets	44,940	51,137
Deferred income taxes	103,508	87,757
Total current assets	1,122,307	1,055,380
Property and equipment, net of accumulated depreciation and amortization	1,888,310	1,897,853
Long-term investments - available-for-sale securities	57,364	-
Goodwill	665,210	658,254
Intangible assets, net of accumulated amortization	69,363	73,035
Deferred income taxes	76,525	91,000
Other assets	9,586	7,866
Total assets	$3,888,665	$3,783,388

Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$402	$389
Accounts payable	203,294	189,597
Accrued payroll, bonus and other benefits due team members	235,934	207,983
Dividends payable	-	8,217
Other current liabilities	281,371	277,838
Total current liabilities	721,001	684,024
Long-term debt and capital lease obligations, less current installments	513,196	738,848
Deferred lease liabilities	284,950	250,326
Other long-term liabilities	69,600	69,262
Total liabilities	1,588,747	1,742,460

Series A redeemable preferred stock, $0.01 par value, 425 shares authorized,
zero and 425 shares issued and outstanding in 2010 and 2009, respectively	-	413,052

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized,
171,899 and 140,542 shares issued and outstanding
in 2010 and 2009, respectively	1,763,559	1,283,028
Accumulated other comprehensive loss	(4,713)	(13,367)
Retained earnings	541,072	358,215
Total shareholders' equity	2,299,918	1,627,876
Commitments and contingencies
Total liabilities and shareholders' equity	$3,888,665	$3,783,388

Whole Foods Market, Inc.
550 Bowie St. Austin, TX 78703
512.477.4455 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
July 4, 2010 and July 5, 2009
(In thousands)

	Forty weeks ended
	July 4, 2010	July 5, 2009
Cash flows from operating activities
Net income	$188,335	$110,394
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	211,073	204,291
Loss (gain) on disposition of fixed assets	(756)	2,138
Impairment of long-lived assets	2,020	22,164
Share-based payment expense	15,371	8,829
LIFO benefit	(6,519)	(2,177)
Deferred income tax expense (benefit)	(7,178)	32,488
Excess tax benefit related to exercise of team member stock options	(2,817)	-
Deferred lease liabilities	31,322	39,338
Other	(1,679)	5,141
Net change in current assets and liabilities:
Accounts receivable	(17,613)	8,912
Merchandise inventories	(14,558)	14,165
Prepaid expenses and other current assets	7,610	24,711
Accounts payable	13,722	(9,495)
Accrued payroll, bonus and other benefits due team members	27,771	9,728
Other current liabilities	12,023	(270)
Net change in other long-term liabilities	2,803	4,364
Net cash provided by operating activities	460,930	474,721
Cash flows from investing activities
Development costs of new locations	(143,379)	(196,949)
Other property and equipment expenditures	(56,388)	(55,182)
Purchase of available-for-sale securities	(888,947)	-
Sale of available-for-sale securities	536,794	-
Increase in restricted cash	(15,791)	(70,397)
Payment for purchase of acquired entities, net of cash acquired	(14,450)
Other investing activities	(1,075)	(884)
Net cash used in investing activities	(583,236)	(323,412)
Cash flows from financing activities
Preferred stock dividends paid	(8,500)	(19,833)
Issuance of common stock	43,896	2,705
Excess tax benefit related to exercise of team member stock options	2,817	-
Proceeds from issuance of redeemable preferred stock, net	-	413,052
Proceeds from long-term borrowings	-	123,000
Payments on long-term debt and capital lease obligations	(210,228)	(320,980)
Net cash provided by (used in) financing activities	(172,015)	197,944
Effect of exchange rate changes on cash and cash equivalents	335	(2,752)
Net change in cash and cash equivalents	(293,986)	346,501
Cash and cash equivalents at beginning of period	430,130	30,534
Cash and cash equivalents at end of period	$136,144	$377,035

Supplemental disclosure of cash flow information:
Interest paid	$38,494	$42,059
Federal and state income taxes paid	$136,195	$27,647
Non-cash transactions:
Conversion of redeemable preferred stock into common stock	$418,247	$-
Issuance of restricted common stock as share-based payment	$2,266	$-

Whole Foods Market, Inc.
550 Bowie St. Austin, TX 78703
512.477.4455 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and Free cash flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Companys management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free cash flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
EBITDA and Adjusted EBITDA	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009
Net income	$65,729	$42,807	$188,335	$110,394
Provision for income taxes	43,963	29,746	128,203	78,741
Interest expense, net	5,878	6,362	20,521	26,436
Operating income	115,570	78,915	337,059	215,571
Depreciation and amortization	64,278	62,476	211,073	204,291
Earnings before interest, taxes, depreciation & amortization (EBITDA)	179,848	141,391	548,132	419,862
Impairment of assets	145	6,781	2,020	22,164
Adjusted EBITDA	$179,993	$148,172	$550,152	$442,026

The following is a tabular reconciliation of the Free cash flow non-GAAP financial measure.

	Twelve weeks ended		Forty weeks ended
Free cash flow	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009
Net cash provided by operating activities	$117,947	$159,625	$460,930	$474,721
Development costs of new locations	(32,413)	(54,487)	(143,379)	(196,949)
Other property and equipment expenditures	(20,333)	(12,425)	(56,388)	(55,182)
Free cash flow	$65,201	$92,713	$261,163	$222,590

Whole Foods Market, Inc.
550 Bowie St. Austin, TX 78703
512.477.4455 fax 512.482.7204
http://www.wholefoodsmarket.com